Exhibit 5.3

[LETTERHEAD OF MCGUIREWOODS LLP]

October 1, 2013

Bank of America Corporation

Bank of America Corporate Center

100 N. Tryon Street

Charlotte, North Carolina 28255

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-3
(Registration No. 333-180488)

Ladies and Gentlemen:

We have acted as special counsel to Bank of America Corporation, a Delaware corporation (the “Corporation”), in connection with the Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-180488) (the “Post-Effective Amendment”) that is being filed on the date hereof with the Securities and Exchange Commission by the Corporation pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Post-Effective Amendment includes a market-maker prospectus (the “Prospectus”) intended for use by the Corporation’s affiliates in connection with offers and sales related to secondary market transactions in, among other securities, debt securities, guarantees, subordinated debentures and junior subordinated debt securities previously duly authorized for issuance by the Board of Directors of Merrill Lynch & Co., Inc. (“Merrill Lynch”) and issued and initially sold by Merrill Lynch and affiliated capital trusts and limited partnership in valid registered offerings pursuant to one of the registration statements listed in the Prospectus, and which remain outstanding as of the date hereof (collectively, the “Securities”). Effective October 1, 2013, Merrill Lynch, the Corporation’s wholly-owned subsidiary, merged into the Corporation, with the Corporation as the surviving entity.

As such counsel, we have examined and are familiar with such original or photocopies or certified copies of such records of the Corporation, certificates of officers of the Corporation and of public officials and such other documents as we have deemed relevant or necessary as the basis for the opinion set forth below. In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as photocopies thereof and the authenticity of the originals of such copies. We have also relied upon statements of fact contained in documents that we have examined in connection with our special representation of the Corporation.

Based on the foregoing, we are of the opinion that the Securities were validly authorized and issued by Merrill Lynch and are binding obligations of the Corporation, subject to applicable bankruptcy, insolvency (including, without limitation, laws related to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting the rights of creditors generally, and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

With respect to any Securities denominated or payable in a currency other than U.S. dollars, we call your attention to the fact that, as of the date of this opinion, a judgment for money in an action based on securities or instruments denominated in foreign currencies in a federal or state court in the United States ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the foreign currency in which a particular security or instrument is denominated into U.S. dollars will depend upon various factors, including the court in which the judgment is entered. We express no opinion as to whether a court would award a judgment in a currency other than U.S. dollars or the particular data or rate of exchange that would be used by such court in the entry of a judgment.

In rendering this opinion, we are not expressing an opinion as to any matters governed by the laws of any jurisdiction other than the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), as in effect on the date hereof, and we express no opinion as to the applicability of the laws of any other jurisdiction or as of any other date. This opinion is rendered to you and for your benefit solely in connection with the registration of the Securities to be offered and sold by the Corporation’s subsidiaries and other affiliates in market-making transactions. We hereby consent to the filing of a copy of this opinion as Exhibit 5.3 to the Post-Effective Amendment. In giving this consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ MCGUIREWOODS, LLP